Exhibit 14.1

MARRONE BIO INNOVATIONS INC.

CODE OF BUSINESS CONDUCT AND ETHICS

I.	POLICY STATEMENT

It is the policy of Marrone Bio Innovations, Inc. (the “Company”) to conduct its affairs in accordance with all applicable laws, rules and regulations of the countries in which it does business. This Code of Business Conduct (this “Code”) applies to the Company’s employees, officers and directors (collectively, “Company Personnel”).    This Code also applies to certain independent contractors, consultants and advisors who work at the Company’s facilities or on the Company’s behalf, in which case those persons will be notified and provided a copy of this Code. Such persons will be deemed Company Personnel for purposes of this Code.

This Code is designed to promote:

•	honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

•	full, fair, accurate, timely and understandable disclosure in the reports and documents the Company files with, or submits to, the Securities and Exchange Commission (the “SEC”) and in other public communications made by the Company;

•	compliance with applicable governmental laws, rules and regulations;

•	protection of Company assets, including corporate opportunities and confidential information;

•	fair dealing practices;

•	the prompt internal reporting to the appropriate person of violations of this Code; and

•	accountability for adherence to this Code.

The Company has established standards for behavior that affect the Company, and Company Personnel must comply with those standards. The Company promotes ethical behavior and encourages Company Personnel to talk to supervisors, managers, the Company’s Chief Compliance Officer, or other appropriate personnel when in doubt about the best course of action in a particular situation. Anyone aware of a situation that he or she believes may violate or lead to a violation of this Code should follow the guidelines under “Compliance and Reporting” below.

This Code covers a wide range of business practices and procedures. It does not cover every issue that may arise, but it sets out basic principles to guide all Company Personnel. Specific policies and procedures of the Company provide details pertinent to many of the provisions of this Code. Company Personnel are expected to be aware of, and to act in accordance with, both this Code and the Company’s other policies and procedures at all times. In particular, this Code is in addition to the Company’s Employee Handbook, the Company’s Insider Trading Policy and the Company’s Whistleblower Policy, each of which may have further, greater or more specific restrictions on the behavior of Company Personnel than as set out in this Code. None of these policies and procedures are a part of this Code or incorporated herein. Although there can be no better course of action than to apply common sense and sound judgment, do not hesitate to use the resources available whenever it is necessary to seek clarification.

II.	COMPLIANCE AND REPORTING

A.	Compliance

No Company Personnel has any authority to engage in conduct inconsistent with or in violation of applicable U.S. laws and regulations, or to authorize, direct, or condone such conduct by any other person. All Company Personnel are required to comply with the applicable rules and regulations of the SEC and may not knowingly cause the Company to violate any such rules or regulation. Any Company Personnel who violate the provisions of this Code will be subject to disciplinary action, up to and including termination or removal from office. Willful disregard of criminal statutes underlying this Code will be dealt with swiftly and may require the Company to refer such violation for criminal prosecution or civil action.

If you are asked to improperly report revenue or falsify any other records related to compliance with the SEC’s rules, regulations or guidance, or if you are aware of such unlawful conduct by any Company Personnel, you must immediately report the event to the Company’s General Counsel, Chief Compliance Officer or other relevant authority.

B.	Reporting Procedures and Other Inquiries

Questions regarding the policies in this Code may be directed to the Chief Compliance Officer. Managers and supervisors provide timely advice and guidance to employees on ethics and compliance concerns and are expected to take a leadership role in promoting ethical business conduct. Any Company Personnel having knowledge of, or questions or concerns about, an actual or possible violation of the provisions of this Code has the responsibility to promptly report the matter to his or her immediate supervisor, to a member of management of the Company or to the Company’s Chief Compliance Officer. The Company’s Chief Compliance Officer may be reached as follows:

Linda V. Moore

Chief Compliance Officer

Marrone Bio Innovations, Inc.

1540 Drew Avenue

Davis, CA 95618

(530) 750-2800

In addition, Company Personnel may submit reports of actual or possible violations of the provisions of this Code, and concerns and information regarding this Code, on an anonymous basis as follows:

By website: https://www.openboard.info/MBII/index.cfm

By email: MBII@openboard.info

By voicemail at: 866-860-7122

When submitting a report, Company Personnel are asked to provide as much detailed information as possible. Providing detailed, rather than general, information will greatly assist the Company in effectively investigating complaints. This is particularly important where a person submits a complaint on an anonymous basis, as the Company will be unable to contact the reporting individual with requests for additional information or clarification.

The Company is providing the anonymous reporting procedures so that the Company’s employees may disclose genuine concerns without feeling threatened. The Company prohibits retaliation or retribution against any employee who in good faith submits a report under this Code. The Company will keep confidential to the extent permissible under applicable law and consistent with an effective investigation all communications with a reporting individual relating to the individual’s report.

All conversations, calls and reports made under this Code in good faith will be taken seriously. However, Company Personnel who file reports or provide evidence that they know to be false or without a reasonable belief in the truth and accuracy of such information will not be protected by this policy and may be subject to corrective action, up to and including immediate termination or removal from office.

IV.	APPROVALS AND WAIVERS; AMENDMENTS; INTERPRETATION

Certain provisions of this Code require you to act, or refrain from acting, unless prior approval is received from the appropriate person. Employees requesting approval pursuant to this Code should request such approval in writing from the Chief Compliance Officer. Approvals relating to executive officers and directors must be obtained from the Company’s Board of Directors. All other approvals may be granted by the Chief Compliance Officer, or such officer’s designee.

Other provisions of this Code require you to act, or refrain from acting, in a particular manner and do not permit exceptions based on obtaining an approval. Waiver of those provisions relating to executive officers and directors may only be granted by the Company’s Board of Directors and waivers relating to executive officers and directors must be promptly disclosed to shareholders. All other waivers may be granted by the Chief Compliance Officer, or such officer’s designee.

Changes in this Code may only be made by the Board of Directors and must be promptly disclosed to shareholders. In some situations it may not be clear whether a provision of the Code is intended to apply to particular conduct. In such situations the Board of Directors and the Nominating and Governance Committee have full power and authority to interpret the Code in a manner that they believe reflects the intent of the Board, and no determination that the Code was not intended to apply to such conduct shall be deemed to be a waiver of the Code’s prohibitions.

V.	CONFLICTS OF INTEREST

A conflict of interest arises when your personal interests interfere with your ability to act in the best interests of the Company. Employees must discharge their responsibilities on the basis of what is in the best interest of the Company independent of personal consideration or relationships. Non-employee directors must discharge their fiduciary duties as directors of the Company.

Employees should disclose any potential conflicts of interest to the Chief Compliance Officer or such officer’s designees, who can advise the employee as to whether or not the Company believes a conflict of interest exists. An employee should also disclose potential conflicts of interest involving the employee’s spouse, siblings, parents, in-laws, children and members of the employee’s household. Non-employee directors may discuss any concerns with the Chairman of the Board.

VI.	BUSINESS RELATIONSHIPS

The Company seeks to outperform its competition fairly and honesty. The Company seeks competitive advantages through superior performance, not unethical or illegal business practices. Each employee must endeavor to deal fairly with the Company’s customers, suppliers, competitors and employees and must not take advantage of them through manipulation, concealment, abuse of privileged information, misrepresentation of material facts, or any unfair-dealing practice.

VII.	FAIR COMPETITION

Fair competition laws, including the U.S. antitrust rules, limit what the Company can do with another company and what the Company can do on its own. Generally, the laws are designed to prohibit agreements or actions that reduce competition and harm consumers. You may not enter into agreements or discussions with competitors that have the effect of fixing or controlling prices, dividing and allocating markets or territories, or boycotting suppliers or customers. U.S. and foreign antitrust laws also apply to imports and exports.

VIII.	GIFTS, GRATUITIES, ENTERTAINMENT AND OTHER CONSIDERATIONS

Use of Company funds or other Company property for illegal, unethical or otherwise improper purposes is prohibited. The purpose of business entertainment and gifts in a commercial setting is to create goodwill and a sound working relationship, not to gain personal advantage with customers or suppliers.

A.	Loans

Employees may not accept loans from any person or entities having or seeking business with the Company. Designated executive officers and directors may not receive loans from the Company, nor may the Company arrange for any loan.

B.	Bribes and Kickbacks

The use of Company funds, facilities or property for any illegal or unethical purpose is strictly prohibited; provided, that certain facilitating payments discussed in “Doing Business Internationally” are permitted.

•	You are not permitted to offer, give or cause others to give, any payments or anything of value for the purpose of influencing the recipient’s business judgment or conduct in dealing with the Company other than facilitating payments.

•	You may not solicit or accept a kickback or bribe, in any form, for any reason.

IX.	DOING BUSINESS INTERNATIONALLY

The Company is committed to the highest business conduct standards wherever it operates. The Company observes these standards worldwide, even at the risk of losing business. While no one can anticipate all the situations that may present challenges to the Company employees doing business in the worldwide marketplace, the following guidelines always apply:

•	Observe all laws and regulations, both U.S. and non-U.S., that apply to business abroad.

•	Paying bribes to government officials is absolutely prohibited, even if those bribes are common practice, except for facilitating payments. You may not give, promise to give or authorize the giving to a foreign official, a foreign political party, or official thereof or any candidate for foreign political office any money or offer, gift, promise to give or authorize the giving of anything of value to influence any act or decision, to induce such official, party or candidate to do or omit to do any act in violation of the lawful duty of such official, party or candidate, or to induce such official, party or candidate to use his or her influence with a foreign government or agency to affect or influence any act or decision of such foreign government or agency.

•	Do not cooperate with illegal boycotts.

•	Observe all licensing requirements and the requirements of applicable import and export control laws.

The laws governing the Company’s business in foreign countries are extensive and complex, and may be different from those in the United States.

A.	Facilitating Payments to Low-Level Non-U.S. Governmental Employees and Officials for Non-Discretionary Action

The Company is committed to complying with the laws of the countries where it operates. In some countries, a very limited category of small payments to facilitate or expedite routine nondiscretionary governmental actions may be permitted as exceptions to antibribery laws, including the U.S. Foreign Corrupt Practices Act (“FCPA”). The requirements pertaining to such payments are complex. Employees engaged in international business activities must obtain prior approval of the Chief Compliance Officer before making any such payment.

These “facilitating payments” to non-U.S. governmental officials are distinguished from payments made to influence a discretionary decision or to cause violation of, or an act in conflict with, the interests of an individual’s employer, which are strictly prohibited.

X.	POLITICAL CONTRIBUTIONS AND LOBBYING

No political contributions are to be made using the Company funds or assets to any political party, political campaign, political candidate or public official in the United States or any foreign country, unless the contribution is lawful and expressly authorized. In addition, you may not make a political contribution on behalf of the Company, or with the appearance that such contribution is being made on behalf of the Company, unless expressly authorized. A “contribution” is any direct or indirect payment, distribution, loan, advance, deposit, or gift of money, services or anything of value in connection with an election or to an organization or group formed to support or defend a referendum or ballot issue.

Employees must obtain approval to hire outside counsel or a public affairs firm to contact government officials regarding legislation, regulatory policy, or rule making. This includes grassroots lobbying contacts.

XI.	ACCURACY OF REPORTS, RECORDS AND ACCOUNTS

You are responsible for the accuracy of your records, time sheets and reports. Accurate information is essential to the Company’s ability to meet legal and regulatory obligations and to compete effectively. The records and books of account of the Company must meet the highest standards and accurately reflect the true nature of the transactions they record. Destruction of any records, books of account or other documents except in accordance with the Company’s document retention policy is strictly prohibited.

You must not create false or misleading documents or accounting, financial or electronic records for any purpose relating to the Company, and no one may direct an employee to do so. For example, expense reports must accurately document expenses actually incurred in accordance with the Company’s policies. You must not obtain or create “false” invoices or other misleading documentation or invent or use fictitious entities, sales, purchases, services, loans or other financial arrangements for any purpose relating to the Company. Employees are also responsible for accurately reporting time worked.

No undisclosed or unrecorded account or fund may be established for any purpose. No false or misleading entries may be made in the Company’s books or records for any reason. No disbursement of corporate funds or other corporate property may be made without adequate supporting documentation or for any purpose other than as described in the documents. All employees must comply with generally accepted accounting principles and the Company’s internal controls at all times.

XII.	GOVERNMENT INVESTIGATIONS

You must promptly notify counsel of any government investigation or inquiries from government agencies concerning the Company. You may not destroy any record, books of account, or other documents relating to the Company except in accordance with the Company’s document retention policy. If you are aware of a government investigation or inquiry you may not destroy any record, books of account, or other documents relating to the Company unless advised by the Chief Compliance Officer or the officer’s designee, that you may continue to follow the Company’s normal document retention policy.

You must not obstruct the collection of information, data or records relating to the Company. The Company provides information to the government that it is entitled to during an inspection, investigation, or request for information. You must not lie to government investigators or making misleading statements in any investigation relating to the Company. You must not attempt to cause any employee to fail to provide accurate information to government investigators.

XIII.	INSIDER TRADING; COMMUNICATIONS WITH THIRD PARTIES

Employees, officers and directors who have access to the Company’s confidential information are not permitted to use for their personal benefit or the benefit of others, or share that information for stock trading purposes or for any other purpose, except when the use is primarily for the purpose of benefiting the Company in the conduct of its business.

A.	Insider Trading

Inside information is material information about a publicly traded company that is not known by the public. Information is deemed “material” if it could affect the market price of a security or if a reasonable investor would attach importance to the information in deciding whether to buy, sell or hold a security. Inside information typically relates to financial conditions, such as progress toward achieving revenue and earnings targets or projections of future earnings or losses of the Company. To the extent material and nonpublic, inside information also includes changes in strategy regarding a proposed merger, acquisition or tender offer, new products or services, contract awards and other similar information. Inside information is not limited to information about the Company. It also includes material non-public information about others, including the Company’s customers, suppliers, and competitors.

Insider trading is prohibited by law. It occurs when an individual with material, non-public information trades securities or communicates such information to others who trade. The person who trades or “tips” information violates the law if he or she has a duty or relationship of trust and confidence not to use the information.

Trading or helping others trade while aware of inside information has potential serious legal consequences, even if the Insider does not receive any personal financial benefit. Insiders may also have an obligation to take appropriate steps to prevent insider trading by others.

B.	Confidential Information

You must maintain the confidentiality of information entrusted to you by the Company or its customers, suppliers, employees or other persons except when disclosure is authorized or legally mandated. Confidential information includes all non-public information, including information that might be of use to competitors or harmful to the Company or its customers if disclosed.

This document is not an employment contract between the Company and its employees, nor does it modify their employment relationship with the Company.

This Code is intended to clarify each employee’s, officer’s and director’s existing obligation for proper conduct. The standards and the supporting policies and procedures may change from time to time in the Company’s discretion. Each employee, officer and director is responsible for knowing and complying with the current laws, regulations, standards, policies and procedures that apply to the Company’s work. Company Personnel who have questions about whether particular circumstances may involve illegal conduct, or about specific laws that may apply to their activities, should contact the Chief Compliance Officer. To the extent that provisions of local law are more restrictive than this Code, Company Personnel are to follow the more restrictive provisions. To the extent any provision of this Code is expressly prohibited by the laws of a particular jurisdiction in which the Company does business, the laws of that jurisdiction will prevail within that jurisdiction. The most current version of this document can be found at http://investors.marronebio.com.